CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	Exhibit 23.1
The Board of Directors
Calamos Asset Management, Inc.:
We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-120036) of Calamos Asset Management, Inc. of our report dated March 13, 2006, with respect to the consolidated statements of financial position of Calamos Asset Management, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders’ equity, and cash flows for the year ended December 31, 2005 and for the period November 2, 2004 to December 31, 2004 (the Successor Periods, as Calamos Asset Management, Inc.), and for the period January 1, 2004 to November 1, 2004 and for the year ended December 31, 2003 (the Predecessor Periods, as Calamos Holdings, Inc.), which report appears in the December 31, 2005, Annual Report on Form 10-K of Calamos Asset Management, Inc.
/s/ KPMG
Chicago, Illinois
March 13, 2006